Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated March 11, 2020 on our audits of the consolidated financial statements of USA Equities Corp and Subsidiaries (the “Company”) as of and for the years ended December 31, 2020 and 2019, respectively, which report was included in the Annual Report on Form 10-K of the Company filed February 21, 2020 in the Company’s Registration Statements on Form S-8 (Filed with the SEC on March 11, 2020 Registration number 333-237078).

Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 11, 2021